Exhibit 99.1
PRESS RELEASE
FOR IMMEDIATE RELEASE
PRG-Schultz Announces CEO’s Intention to Resign
ATLANTA, August 19, 2008 — PRG-Schultz International, Inc. (Nasdaq: PRGX), the world’s largest recovery audit firm, today announced that James B. McCurry, who serves as Chairman, President and Chief Executive Officer, has informed the Board of Directors of his decision to resign from the company by the end of the year and of his desire to assist in the transition to a new Chief Executive Officer. The independent members of the company’s Board of Directors have appointed a search committee, led by Presiding Director Patrick G. Dills, to conduct a national search for Mr. McCurry’s successor.
“I am proud of the many accomplishments of PRG-Schultz during my three-year tenure as its CEO. We are now strategically, operationally, and financially very strong. The company’s worldwide management team has a proven track record for producing net earnings and positive cash flow, and the pathways for future growth are clear,” said McCurry. “I look forward to helping in the transition to a new CEO who will lead the company into the next chapter of growth and success.”
Said Mr. Dills, “The Board recruited Jim to PRG-Schultz back in 2005, during a very difficult period for the business. He has been instrumental in leading the company through its successful financial and operational restructuring, while building a world class team and planting the seeds for new lines of business. We are grateful for his leadership. Looking ahead, Jim’s successor will lead PRG’s next chapter, one of strategic growth for the business. The entire Board of Directors thanks Jim for his significant contributions to PRG’s success and his commitment to a smooth transition.”
About PRG-Schultz International, Inc.
Headquartered in Atlanta, PRG-Schultz International, Inc. is the world’s leading recovery audit firm, providing clients throughout the world with insightful value to optimize and expertly manage their business transactions. Using proprietary software and expert audit methodologies, PRG industry specialists review client purchases and payment information to identify and recover overpayments.

Forward Looking Statements
In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s financial and operational condition, its ability to produce net earnings and positive cash flow, and its opportunities for future growth and success. Such forward looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include the Company’s ability to retain personnel, revenues that do not meet expectations or justify costs incurred, the Company’s ability to replace the declining revenues from its core accounts payable services, changes in the market for the Company’s services, client bankruptcies, loss of major clients, the risk that the Company may not participate in the proposed national rollout of the Medicare recovery audit program or that the national rollout will be significantly delayed, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 12, 2008. The Company disclaims any obligation or duty to update or modify these forward-looking statements.
Contact: PRG-Schultz International, Inc.
Peter Limeri
770-779-6464